Exhibit 16.1

April 21, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Canfield Medical Supply, Inc. to be filed with the Securities and Exchange Commission on or about April 21, 2020. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Sincerely,

/s/: Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT